BNY MELLON INVESTMENT ADVISER, INC.
240 Greenwich Street

New York, New York 10286

April 13, 2026

BNY Mellon Sustainable U.S. Equity Portfolio, Inc.

240 Greenwich Street
New York, New York 10286

Re: Expense Limitation

To Whom It May Concern:

Effective May 1, 2026, BNY Mellon Investment Adviser, Inc. ("BNYIA "), intending to be legally bound, hereby confirms its agreement in respect of BNY Mellon Sustainable U.S. Equity Portfolio, Inc. (the "Fund"), as follows:

Until May 1, 2027, BNYIA will waive receipt of its fees and/or assume the direct expenses of the Fund so that the direct expenses of neither class of fund shares (excluding Rule 12b-1 fees, shareholder services fees, taxes, interest expense, brokerage commissions, commitment fees on borrowings and extraordinary expenses) exceed 0.70%. On or after May 1, 2027, BNYIA may terminate this expense limitation agreement at any time.

This Agreement may only be amended by agreement of the Fund, upon the approval of the Board of Directors of the Fund and BNYIA, to lower the net amounts shown and may only be terminated prior to May 1, 2027 in the event of termination of the Management Agreement between BNYIA and the Fund.

BNY MELLON INVESTMENT ADVISER, INC.

By: /s James Windels
                                                            James Windels

            Director

Accepted and Agreed To:

BNY MELLON SUSTAINABLE U.S. EQUITY PORTFOLIO, INC.

By: /s/ Deirdre Cunnane

Deirdre Cunnane

Assistant Secretary